Exhibit 3.142

LIMITED LIABILITY COMPANY AGREEMENT

OF

WINGS ACQUISITION CO LLC

The undersigned, being the sole member of Wings Acquisition Co LLC, a Delaware limited liability company (the “Company”), does hereby execute this Limited Liability Company Agreement of the Company (this “Limited Liability Company Agreement”) effective as of this 19th day of December 2016. The Company was formed as a Delaware limited liability company on the 13th day of December, 2016, upon the filing of its Certificate of Formation with the Secretary of State of the State of Delaware.

ARTICLE I

MEMBER

TransDigm Inc. is hereby admitted to the Company as the sole member of the Company (the “Member”).

ARTICLE II

OFFICE

The principal office of the Company shall be located at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114 (the “Principal Office”). The Company may have such other offices as the Member may designate or as the business of the Company may require.

ARTICLE III

PURPOSE

The sole purpose for which the Company is organized is to conduct any lawful business purpose as defined in the Delaware Limited Liability Company Act. The Company shall have all of the powers granted to a limited liability company under the laws of the State of Delaware.

ARTICLE IV

DURATION OF THE COMPANY

The Company shall continue in perpetuity unless terminated sooner by operation of law or by decision of the Member.

ARTICLE V

CAPITAL CONTRIBUTIONS

The Member may in the future contribute any additional capital deemed necessary by the Member for the operation of the Company.

ARTICLE VI

OWNERSHIP OF MEMBERSHIP INTERESTS

The Member shall own all of the membership interests in the Company and the Member shall have a 100% distributive share of the Company’s profits, losses and cash flow.

ARTICLE VII

MANAGEMENT

The Member will manage the affairs of the Company, but shall be entitled to appoint or authorize representatives, including, but not limited to, such officers as the Member may deem necessary, to act on behalf of the Company and to delegate the authority otherwise reserved to the Member to such representatives. The signature of the Member of the Company shall be sufficient to bind the Company with respect to any matter on which the Member shall be required or entitled to act. The Member has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company. A copy of this Limited Liability Company Agreement may be shown to third parties (and all third parties may rely hereupon) in order to confirm the identity and authorization of the Member.

ARTICLE VIII

BOOKS AND RECORDS

The Company books shall be maintained at the Principal Office. The fiscal year of the Company shall end on such date in each year as shall be designated from time to time by the Member. The Member shall cause all known business transactions pertaining to the purpose of the Company to be entered properly and completely into said books. The Member will prepare and file on behalf of the Company all tax returns in a timely manner.

ARTICLE IX

AMENDMENTS

This Limited Liability Company Agreement may be amended by a written instrument adopted by the Member and executed by the Member at any time, for any purpose, at the sole discretion of the Member.

ARTICLE X

INDEMNIFICATION

To the fullest extent permitted by law, the Company shall defend, indemnify, and save harmless the Member and any officers of the Company (each an “Indemnified Person”) for all loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) incurred by reason of any demands, claims, suits, actions, or proceedings arising out of (a) the Indemnified Person’s relationship to the Company or (b) such Indemnified Person’s capacity as an officer, except for such loss, liability, damage, cost, or expense as arises out of the theft, fraud, willful misconduct, or gross negligence by such Indemnified Person. To the fullest extent permitted by law, expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, and not less often than monthly upon receipt of an undertaking by and on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article X shall continue for a person who has ceased to be an officer and inures to the benefit of the heirs, executors and administrators of such a person.

The Company may obtain, at the expense of the Company, directors and officers insurance coverage in an amount and on such terms as determined by the Member.

ARTICLE XI

BANKING

All funds of the Company shall be deposited in one or more Company checking accounts as shall be designated by the Member, and the Member is authorized to sign any such checks or withdrawal forms.

ARTICLE XII

APPLICABILITY OF UCC ARTICLE 8

The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests in the Company shall bear the following legend:

“This certificate evidences an interest in Wings Acquisition Co LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.”

No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

ARTICLE XIII

MISCELLANEOUS

This Limited Liability Company Agreement is made by the Member for the exclusive benefit of the Company, its Member, and his, her or its successors and assignees. This Limited Liability Company Agreement is expressly not intended for the benefit of any creditor of the Company or any other person or entity. Except and only to the extent provided by applicable statute or otherwise in this Limited Liability Company Agreement, no such creditor or third party shall have any rights under this Limited Liability Company Agreement or any agreement between the Company and the Member with respect to any capital contribution or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has hereunto set its hand effective the day and year first written above.

TRANSDIGM INC., sole member

By:	/s/ Terrance M. Paradie
Name:	Terrance M. Paradie
Its:	Executive Vice President and Chief Financial Officer

[Signature page to LLC Agreement (Wings Acquisition Co LLC)]